Exhibit 99.1

MIKHAIL LEIBOV APPOINTED CEO OF
POWERSAFE’S AMPLIFICATION TECHNOLOGIES INC.

Entrepreneur Brings Wealth of High-Tech Business Experience

NEW YORK, NY  – November 5, 2010 – PowerSafe Technology Corp. (PINKSHEETS:PSFT) announced that Mikhail Leibov has been appointed CEO of its wholly owned subsidiary Amplification Technologies, Inc. (ATI) (www.ampti.net). Mr. Leibov has been a director of and consultant to PowerSafe and ATI since 2009.

Mr. Leibov has a long and successful career in high tech enterprises. He launched several startups and led the teams at IBM, AT&T and Prodigy that developed some of the largest real time database systems and key components of the Internet, including the first Web-based e-commerce system.

Mr. Leibov founded and was the CEO and Chairman of Corbina Telecom, one of the largest telecom carriers in Russia, from its inception until 2007.  Mr. Leibov grew Corbina Telecom from a startup into a far flung enterprise offering a range of services throughout major markets in Russia. Under Mr. Leibov’s stewardship, Corbina was sold at successively higher prices three times, ultimately for over $300 million.  Thereafter, he was Chairman and President of IDT Telecom until April 2008, managing several divisions of IDT and their offices in almost 30 countries. Since then he has been a business consultant, advising a number of technology ventures.

“We are delighted that Mr. Leibov has become ATI’s CEO and are looking forward to having such an outstanding entrepreneur manage ATI,” said Jack N. Mayer, President of PowerSafe.  “Mr. Leibov has a strong track record in building successful companies and products and brings ATI a wealth of diversified experience.”

“I am very excited with the opportunity at ATI,” said Leibov.  “They have a breakthrough platform technology with multiple compelling market opportunities and have already made great progress in commercializing their patented technology. I look forward to bringing this technology to market in multiple applications and industries.”

About PowerSafe Technology Corp. (Pinksheets: PSFT)

PowerSafe Technology Inc. (www.psftinc.com) seeks to transform the field of low-level signal detection. The company's patented platform semiconductor technology has the potential to offer unparalleled and far-reaching benefits to industries such as medical diagnostics, remote sensing, aerospace, scientific instrumentation and homeland security. The technology has been successfully used to develop extremely sensitive detectors of low levels of light and the company believes its detectors will be used in many existing applications as well as open up new markets. The technology is also patented to encompass detection of signals other than light, and could in principle be used to create highly sensitive biological, radiological, electrical, and chemical sensors.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of PowerSafe. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties inherent herein and in PowerSafe's SEC filings. Such risks and uncertainties could cause actual results to differ materially from those indicated in the forward-looking statements.

Contact:
PowerSafe Technology Corp.
Jack Mayer, Pres.
mayer@ampti.net
or
Avery Kornbluth, COO
averyk@ampti.net
718-951-8021